UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended February 28, 2022

Sigmata Electronics, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 24R-00050

Delaware	81-1253192

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

640 Douglas Avenue Dunedin, Florida	34698

(Address of principal executive offices)	(Zip Code)

727-424-3277

Registrant’s telephone number, including area code

Common Stock, par value $0.0001

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, references to “Sigmata Electronics, Inc.”, “Sigmata”, “we,” “us,” “our,” or the “company” mean Sigmata Electronics, Inc.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

Item 1. Description of Business

Corporate History

Sigmata Electronics, Inc., a Delaware corporation (“the Company”) was incorporated under the laws of the State of Delaware on January 28, 2016.

On January 28, 2016 Paul Moody was appointed as Chief Executive Officer, President, and Director.

On January 28, 2016 Jeffrey DeNunzio was appointed as Chief Financial Officer, Chief Accounting Officer, and Director.

On January 28, 2016 Jeffrey DeNunzio and Paul Moody were each issued 60,000,000 shares of restricted common stock at par value (.0001) for services rendered to the Company, in particular for developing the Company’s business plan.

During the year February 29, 2017, the Company sold 1,362,000 common shares for cash of $2,270.

On November 28, 2016, our two majority shareholders, Paul Moody and Jeffrey DeNunzio, each have agreed to, and have since cancelled, 69,000,000 shares of restricted common stock respectively and 4,500,000 shares of freely transferable common stock respectively.

Subsequent to the above cancellation of shares, and also on November 28, 2016, the Company authorized and conducted a forward stock split. Every one share of common stock held by stockholders has been converted into three (3) shares of common stock. All share amounts presented have been retroactively adjusted.

On February 2, 2017 Sigmata Electronics, Inc., the Company, entered into and consummated an agreement with Jeffrey H. Purchon, in which Sigmata Electronics, Inc,. purchased, for a sum of $5,000, the entire worldwide rights, title, and interest in all inventions and improvements that are disclosed in U.S. patent No. 7,758,365, and on U.S. Application Number 12/214,002 entitled Self-Muting Audio Connector, which was filed on June 16, 2008 which is a continuation-in-part application of co-pending PCT International Application PCT/US2006/01782 with an international filing date of January 17, 2006.

On December 11, 2019, Jeffrey DeNunzio and Paul Moody, our former controlling shareholders of Sigmata Electronics, Inc. consummated a sale of 46,500,000 shares of our restricted common stock to Lykato Group, LLC. Following the closing of the share purchase transaction, Lykato Group, LLC gained ownership of approximately 97.15% interest in the issued and outstanding shares of our common stock. Lykato Group, LLC, which is owned and controlled by James Xilas, is currently our largest controlling shareholder.

The material terms of the sale are publicly disclosed through the Form 1-U filed by us on December 13, 2019 and attached as Exhibit 1U-6 thereto.

On December 11, 2019, Mr. Paul Moody resigned as our Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director. The resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices.

On December 11, 2019, Mr. James Xilas was appointed as Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director. Since in or about 2002, Mr. Xilas has been an individual investor in the securities markets, including various micro and small cap companies, and real estate market. From May 2004 to December 2006, Mr. Xilas owned and operated a small boutique broker-dealer in Florida and Pennsylvania, Salix Capital Securities Corp., where he held the Series 4, 7, 24, 27, and 63 securities licenses.

Business Information

Sigmata Electronics, Inc. (herein referred to as “Sigmata”) is a single asset company consisting of a patent for a self-muting audio connector. U.S. patent No. 7,758,365, and on U.S. Application Number 12/214,002 entitled Self-Muting Audio Connector, which was filed on June 16, 2008 which is a continuation-in-part application of co-pending PCT International Application PCT/US2006/01782 with an international filing date of January 17, 2006. Sigmata desires to locate a buyer for its patent at this time. However, we may never find a buyer and have to liquidate. At this time, we have no revenue and no operations. We are a shell company. Our auditors have raised substantial doubt about or ability to continue as a going concern.

BACKGROUND OF THE INVENTION

1. Field of the Invention

The present invention relates to audio signal phone connectors, and in particular to such a connector providing a means for establishing an automatic grounded termination for the connector upon removal of the connector from an external jack. Accordingly, the general objects of the invention are to provide novel systems, methods, and apparatus of such character.

2. Description of the Related Invention

The present invention is an improvement in an electrical connecting device commonly known as a “phone plug” which terminates an electrical cable and permits the cable to be readily connected and disconnected to electrical apparatus. In addition to its many other applications, the phone plug has become the standard device by which electrically amplified musical instruments are connected to their amplifiers. One of the characteristics of the phone plug that has elevated it to a standard piece of equipment for an electrical cable, is the elegant simplicity of its design. The phone plug, which has no moving parts, is sturdy and sure in performing its function permitting it to be connected and disconnected countless times without failure. The mechanical and electrical features of conventional phone connectors and jacks are well known in the art and have become standard, universally used components in the field of audio electronics.

What is also universal, however, is the highly undesirable noise that occurs when a phone plug is connected or disconnected from an instrument while the instrument's amplifier is on. Under those circumstances, it is virtually impossible to either insert or withdraw the phone plug from its jack without the tip from contacting some signal generating element, whether it be part of the jack, the person handling the equipment, or some other nearby object. When the tip makes such contact, the result is an annoying and potentially dangerous sound emanating from the speakers being driven by the amplifier to which the cable is connected. This is an annoying and unwanted noise and can be quite loud, especially for a performing musician in front of an audience.

To avoid this problem in the past, musicians had to either unplug the end of the cable that is inserted into the amplifier, or turn the amplifier volume down so that the cable could be inserted into the instrument quietly. In both cases, the musician had to take an extra step to avoid the unwanted noise. In some cases, the amplifier can be a considerable distance from the front of the stage so it can be inconvenient to do this. A professional musician might need to change instruments several times during a performance thereby compounding the problem.

These deficiencies have led to the development of audio connectors having ground switches integrated into the connector itself. These products attempt to solve this problem, however, they have been unsatisfactory as either too complicated, too costly, too unreliable, or some combination thereof. One such self-muting connector has been commercialized by Deltron. The Deltron device employs a pair of coaxial ground sleeves arranged such that one externally spring-biased sleeve may slide longitudinally relative to the other to thereby permit selective grounding based on insertion and/or removal of the connector. In practice however, the Deltron design exerts a longitudinal spring force such that it may at least partially eject the phone connector from the socket. In particular, some jack sockets have weak tip springs and are therefore not capable of holding the plug in place. If so, the plug can be ejected sufficiently to so that the signal is lost intermittently or entirely. For a performing musician, this presents a significant reliability issue. It is not desirable to be part way through a song or a solo when the signal disappears.

A second commercially available design is available from a company called Planet Waves who offers a phone connector with a manually operated switch on the side of the phone connector body. This allows the musician to manually switch the signal off before unplugging the jack from the socket. The problem with this solution however is that it still presents the musician with an extra action that needs to be performed, usually under pressure. Additionally, it is difficult to see if the switch is on or off, so the musician might not get any sound from his amplifier and/or may not deduce that it is caused by the switch being engaged in the off position.

A third connector design that solves some of the above noted problems is taught by U.S. Pat. No. 5,466,167 to Scherer. The self-muting device of the '167 patent offers the benefits that it (1) offers automatic switching operation; and (2) does not apply a longitudinal force that may tend to eject the connector from a complementary jack socket. The device taught by the '167 patent, however, is still less than optimal for a number of reasons. First, the design still involves a modest level of expense and complexity to manufacture. This aspect is critical because of the high-volume and marginally profitable nature of such devices. Second, the device of the '167 patent introduces reliability concerns that tends to undermine one of the most valuable characteristics of conventional phone connectors: astounding reliability over an extended period of time and repeated usage.

For these reasons alone, these prior art devices, as well as others of the same general description, have still not enjoyed any significant commercial success after many years.

There is, accordingly, a need in the art for improved methods, systems and apparatus to eliminate the effects of spurious extraneous signals, undesired signal emissions and signal reflections on the circuitry connected to the phone connector. In particular, such methods and apparatus should provide a simple and inexpensive connector which can be automatically muted whenever it is disconnected from an external jack socket. Such methods, systems and apparatus will ideally offer users/purchasers an optimal combination of (1) simplicity; (2) reliability; (3) economy; and (4) versatility.

SUMMARY OF THE INVENTION

The present invention satisfies the above-stated needs and overcomes the above-stated and other deficiencies of the related art by providing methods, systems and apparatus that can be automatically activated by means of insertion into a jack socket and designed such that when inserted, no longitudinal spring force is exerted on the jack socket. In particular, self-muting connectors in accordance with the invention employ a spring-biased switch with an internal spring and a partially exposed protrusion. When the connector is in a disconnected state, the protrusion extends outwardly of a ground sleeve and the spring contacts an inner signal conductor. In this state, the switch shorts the signal conductor and ground sleeve together. When the connector is inserted into a complementary jack socket, the protrusion is urged inwardly and the internal spring is deformed such that it ceases to contact the inner conductor, thereby the breaking the short-circuit between the signal conductor and ground sleeve. The breaking of this connection allows a normal electrical connection to be established between the connector and the device to which the connector is inserted. The invention may be applied to both monophonic and stereo phonic audio phone connectors.

The spring switch may comprise a conductive conductor-engaging member, a ground-sleeve engaging member and a resilient (or spring biased) intermediate member. The ground-sleeve engaging member is in substantially continuous contact with the inner surface of outer sleeve and the conductor-engaging member is in selective contact with inner signal conductor. Alternatively, the spring switch may be a coil spring that is substantially “e-shaped” in cross-section.

Other important aspects of the invention include a novel internal spring switch for use in an inventive self-muting connector of the type discussed herein. One advantage of this switch is that it is not physically affixed to any other part therefore needs no assembly procedures or complicated attachments other than a simple insertion.

The invention can also take the form of a method of manufacturing the self-muting audio connector of the type discussed herein.

Naturally, the above-described methods of the invention are particularly well adapted for use with the above-described apparatus of the invention. Similarly, the apparatus of the invention are well suited to perform the inventive methods described above.

 Self-muting audio connector

Description

Instruments like an electric guitar can be automatically activated by means of insertion into a jack socket and designed such that when inserted, no longitudinal force is exerted on the jack. In particular, self-muting connectors employ a spring-biased switch with an internal spring and a protrusion. When the connector is disconnected, the protrusion extends outwardly of a ground sleeve and the spring contacts an inner signal conductor. In this state, the switch shorts the signal conductor and ground sleeve together. When the connector is inserted into a complementary jack socket, the protrusion is urged inwardly and the spring deformed such that it ceases to contact the inner conductor, thereby the breaking the short-circuit between the signal conductor and ground sleeve. This allows a normal electrical connection to be established between the connector and the device to which the connector is inserted.

The Quiet Cable can change instruments with no buzzes.

* mutes signal when unplugged

* oxygen free copper conductors

* double-braided ground shield

* easy grip for Strat jack sockets

*heavy duty, highly flexible

* low capacitance design

* retains high frequency

*allows fast transients

* no scrunch noise

Business Plan

 We desire to find an investor and business partner who has the ability to develop, market and distribute our self-muting audio connector. Alternatively, we desire to locate a buyer. We do not have cash on hand to fund any purchases of any sizable amount of inventory so we intend to rely entirely on funds provided by our sole officer and director, James Xilas. Mr. Xilas has no obligation to provide, and/or loan, the Company any quantity of funds.

On February 2, 2017 we acquired the entire worldwide rights, title, and interest in all inventions and improvements that are disclosed in U.S. patent No. 7,758,365, and on U.S. Application Number 12/214,002 entitled Self-Muting Audio Connector. While we retain several prototypes (8 units) relating to these patents we do not, at present, have a manufacturer in place to produce additional units to offer to consumers. It is the belief of the Company that we will require additional investments in order to finalize any sort of deal with a manufacturer that could result in the Company achieving profitability as a result of the sale of “Quiet Cables”. At this time it is our intention to attract a buyer for our patent.

Our officers and directors, at this point in time, have no obligation to provide any funds to the Company. If we are unable to achieve a substantive source of revenue or funding over the next fiscal year there is a significant possibility that the Company may be forced to liquidate.

Competition

The industry in which Sigmata Electronics, Inc. competes is highly competitive. There are a wide variety of companies supplying electronic goods, from Companies who utilize strictly online sales via their own websites or marketing platforms, to companies with their own storefront locations specialized in electronics, to large variety stores which happen to include electronic supplies. The vast majority of our competitors have greater resources and name recognition than Sigmata Electronics, Inc. and certain competitors have such a strong hold upon the market that we may face difficulties penetrating into the marketplace effectively. Our competition includes, but is not strictly limited to, Best Buy, Target, Walmart, Apple, Inc. Newegg, Amazon, etc.

Future Plans

We are searching for a buyer to buy our intellectual technology. We have no operations.

Employees

As of February 28, 2022, we have no employees.

Our sole director James Xilas spends only a few hours a week working for us.

We do not presently have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officer and director.

Transfer Agent

Our transfer agent is Mountain Share Transfer.  The address is 2030 Powers Ferry Road, SE #212, Atlanta, GA 30339. The phone number is 404-474-3110.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Results

Our net loss for the year ended February 28, 2022 was ($13,879). Our net loss for the year ended February 28, 2021 was ($5,531).

Compensation to shareholders was $0 in the fiscal year of 2022 and 2021.

We intend to search for a buyer for our patent in the next 12 months.

Liquidity and Capital Resources

As of February 28, 2022, the Company held $0 in cash. As of February 28, 2021, the Company held $0 in cash.

Our capital needs have been met by our sole officer James Xilas. We will have additional capital requirements during 2022. We cannot assure that we will have sufficient capital to continue as a going concern ..We are currently incurring operating deficits that are expected to continue for the foreseeable future. Should our sole officer be unwilling to provide us funds we may have to seek other sources of financing, liquidate our assets, and or even cease operations entirely.

Item 3. Directors, Executive Officers, and Significant Employees

Our current executive officers and directors and additional information concerning them are as follows:

Name	Age	Position(s)

James Xilas	61	Chief Executive Officer, Chief Financial Officer, President, Treasurer, and a Director

Business Experience

The following is a brief account of the education and business experience of our executive officers and directors during at least the past five years, indicating their principal occupation during the period, the name and principal business of the organization by which they were employed, and certain of their other directorships:

James Xilas, Chief Executive Officer, Chief Financial Officer, President, Treasurer, and a Director

Mr. Xilas graduated from West Virginia University in 1989 with a Bachelor of Arts with a concentration in mathematics and sciences. Mr. Xilas was also a member of the Golden Key National Honor Society and a Sphinx Senior Honorary. Beginning in 2002, Mr. Xilas has been an investor in the securities markets, including various micro and small cap companies. From May 2004 to December 2006, Mr. Xilas owned and operated a small boutique broker-dealer in Florida and Pennsylvania, Salix Capital Securities Corp., where he held the Series 4, 7, 24, 27, and 63 securities licenses. Beginning in 2014, Mr. Xilas began trading currencies and cryptocurrencies for his own account while continuously being an investor in the securities markets and real estate market. . In September 2018, Mr. Xilas began an affiliation with Epic Corporation, a Colorado corporation, as an officer and director. Epic Corporation was attempting to develop a methodology that created a usable digital currency enabling consumers to purchase basic products and services. During Mr. Xilas’ tenure, the office was moved to Florida where Mr. Xilas was responsible for determining and implementing strategies. In February of 2019, Mr. Xilas resigned his positions from Epic Corporation. On October 21, 2019, Mr. James Xilas was appointed as Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director of BluBuzzard, Inc.On December 11, 2019 Mr. Xilas was appointed sole officer and director of Sigmata Electronics, Inc., an electronics start-up seeking opportunities for its patent on a self-muting audio connector. Mr. Xilas still holds his position(s) with Sigmata Electronics, Inc.

 EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers, which is defined as follows: (i) all individuals serving as our principal executive officer during the fiscal year ended February 28, 2021 and February 28, 2022; (ii) each executive officers who were serving as executive officers at the end of the fiscal years ended February 28, 2021 and February 28, 2022.

Name and principal position	Fiscal Year Ended February 28	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Xilas, President, CEO, CFO, Treasurer, and Director (1)	2021	0	0	0	0	0	0	0	0
	2022	0	0	0	0	0	0	0	0

We do not compensate our officers and or directors for attendance at any meetings.

No stock options or warrants were granted to our executive officers and or directors during the fiscal years ending February 28, 2022 and 2021.

Item 4. Security Ownership of Management and Certain Securityholders

As of February 28, 2022 and 2021 the Company has 47,862,000 shares of common stock and no shares of preferred stock issued and outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned
Executive Officers and Directors
James Xilas	46,500,000	97.15%	-	-	97.15%
5% Shareholders
None	-	-	-	-	-

We have no outstanding warrants or options.

Item 5. Interest of Management and Others in Certain Transactions

On January 28, 2016 Paul Moody was appointed as Chief Executive Officer, President, and Director.

On January 28, 2016 Jeffrey DeNunzio was appointed as Chief Financial Officer, Chief Accounting Officer, and Director.

On January 28, 2016 Jeffrey DeNunzio and Paul Moody were each issued 60,000,000 shares of restricted common stock at par value (.0001) for services rendered to the Company, in particular for developing the Company’s business plan.

On November 28, 2016, our two majority shareholders, Paul Moody and Jeffrey DeNunzio, each have agreed to, and have since cancelled, 69,000,000 shares of restricted common stock respectively and 4,500,000 shares of freely transferable common stock respectively.

Subsequent to the above cancellation of shares, and also on November 28, 2016, the Company authorized and conducted a forward stock split. Every one share of common stock held by stockholders has been converted into three (3) shares of common stock.

On February 2, 2017 Sigmata Electronics, Inc., the Company, entered into and consummated an agreement with Jeffrey H. Purchon, in which Sigmata Electronics, Inc,. purchased, for a sum of $5,000, the entire worldwide rights, title, and interest in all inventions and improvements that are disclosed in U.S. patent No. 7,758,365, and on U.S. Application Number 12/214,002 entitled Self-Muting Audio Connector, which was filed on June 16, 2008 which is a continuation-in-part application of co-pending PCT International Application PCT/US2006/01782 with an international filing date of January 17, 2006.

During the year February 28, 2017, the Company sold 1,362,000 common shares for cash of $2,270. During the year ended February 28, 2017 our CFO paid operating expenses in the amount of $8,743 and our CEO paid operating expenses in the amount of $2,500, totaling $11,243 and recorded as additional paid in capital.

On December 11, 2019, Jeffrey DeNunzio and Paul Moody, who are now formerly the largest controlling shareholders of Sigmata Electronics, Inc., collectively, consummated a sale of 46,500,000 shares of our restricted common stock to Lykato Group, LLC, an accredited investor, for an aggregate purchase price of two hundred and five thousand dollars ($205,000). Subsequent to the execution of the share purchase transaction, Lykato Group, LLC owned, and currently owns, approximately 97.15% interest of the issued and outstanding shares of our common stock. Lykato Group, LLC is now the largest controlling shareholder of Sigmata Electronics, Inc.

During the year ended February 28, 2022, our CEO paid operating expenses totaling $15,361 and recorded in Loan to Company which is due on demand with no stated interest. Imputed interest of $518 was recorded for these borrowings in FY 2022.

At this time our office space is provided to us rent free by our Chief Executive Officer, James Xilas. We utilize office space owned by our sole director at no cost.

Item 6. Other Information

None.

Item 7. Financial Statements

Index to Financial Statements

Page(s)

Report of Independent Registered Public Accounting Firm	F2

Balance Sheets	F3

Statements of Operations	F4

Statements of Changes in Shareholders’ Equity (Deficit)	F5

Statements of Cash Flows	F6

Notes to Financial Statements	F7-F9

-F1-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Sigmata Electronics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sigmata Electronics, Inc., (the Company) as of February 28, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended February 28, 2022, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 28, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended February 28, 2022 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB .

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Going Concern

As discussed in Note 3, the Company has a going concern due to a negative working capital and losses from operations.

Auditing management’s evaluation of a going concern can be a significant judgement given the fact that the Company uses management estimates on future revenues and expenses, which are not able to be substantiated.

To evaluate the appropriateness of the going concern, we examined and evaluated the financial information that was the initial cause along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2018

Houston, TX

July 1, 2022

-F2-

Sigmata Electronics, Inc.
Balance Sheets (Audited)

	As of February 28, 2022	As of February 28, 2021
ASSETS
Current assets
Cash	$-	$-

Total current assets	$-	$-
Other assets
Patent, net amortization	$-	-
Total Assets	$-	-
LIABILITIES & STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,200	$3,200
Loan to company from related party	20,626	5,265
Total liabilities	21,826	$8,465

Stockholders’ deficit
Preferred stock ($.0001 par value, 20,000,000 shares authorized; none issued and outstanding as of February 28, 2022 and February 28, 2021)	-	-
Common stock ($.0001 par value, 500,000,000 shares authorized, 47,862,000 shares issued and outstanding as of February 28, 2022 and February 28, 2021)	4,786	4,786
Additional paid in capital	41,915	41,397
Accumulated deficit	(68,527)	(54,648)
Total stockholders’ deficit	(21,826)	(8,465)
TOTAL LIABILITIES & STOCKHOLDERS’ DEFICIT	$-	-

The accompanying notes are an integral part of these audited financial statements

-F3-

 Sigmata Electronics, Inc.

Statements of Operations

(Audited)

	Year Ended February 28, 2022	Year Ended February 28, 2021
Operating Expenses:
Selling general and administrative expenses	$13,361	$5,400
Total operating expenses	13,361	5,400

Other Income(Expense)
Interest expense	$518	$(131)
Total Other Income(Expense)	-	-

Net loss	$(13,879)	$(5,531)

Basic and diluted net loss per common share	$(0.00)	$(0.00)

Weighted average number of common shares outstanding- Basic and diluted	47,862,000	47,862,000

The accompanying notes are an integral part of these audited financial statements

-F4-

Statements of Changes in Stockholders’ Equity (Deficit)
For the years ended February 28, 2022 and February 28, 2021 (Audited)

	Common Stock	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance February 29, 2020 (audited)	47,862,000	$4,786	$41,266	$(49,117)	$(3,065)

Imputed	-	-	131	-	131

Net loss	-	-	-	(5,531)	(5,531)

Balance February 28, 2021 (audited)	47,862,000	$4,786	$41,397	$(54,648)	$(8,465)

Imputed Interest	-	-	518	-	518
Net loss	-	-	-	(13,879)	(13,879)

Balance February 28, 2022 (audited)	47,862,000	$4,786	$41,915	$(68,527)	$(21,826)

The accompanying notes are an integral part of these audited financial statements

-F5-

Sigmata Electronics, Inc.

Statements of Cash Flows

(Audited)

	For the Year Ended February 28, 2022	For the Year Ended February 28, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,879)	$(5,531)
Adjustments to reconcile net loss to net cash used in operating activities:
Imputed interest	518	131

Changes in operating assets and liabilities:
Account payable and accrued expenses	(2,000)	1,010
Net cash (used in) operating activities	(15,361)	(4,390)

FINANCING ACTIVITIES
Loan to company from related party	15,361	4,390
Net cash provided by financing activities	15,361	4,390

Net Change in Cash	-	-

Cash at beginning of period:	-	-
Cash at end of period:	$-	$-

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these audited financial statements

-F6-

Sigmata Electronics, Inc.

Notes to the Financial Statements for the years ended February 28, 2022 and February 28, 2021

Note 1 - Organization and Description of Business

Sigmata Electronics, Inc. (the Company) was incorporated under the laws of the State of Delaware on January 28, 2016. The Company sells electronics merchandise online through its website and also through direct selling efforts.

The Company’s main office is located at 640 Douglas Avenue, Dunedin, Florida 34698.

The Company has elected February 28th as its fiscal year end.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents at February 28, 2022 and February 28, 2021 were $0 for both periods.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.  No deferred tax assets or liabilities were recognized at February 28, 2022 or February 28, 2021.

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.  In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company has incurred a net operating loss carryforward of $66,667 which begins expiring in 2036. The Company has adopted ASC 740, “Accounting for Income Taxes”, as of its inception. Pursuant to ASC 740 the Company is required to compute tax asset benefits for non-capital losses carried forward. The potential benefit of the net operating loss has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the loss carried forward in future years.

Significant components of the Company’s deferred tax assets are as follows:

	February 28,

	2022	2021
Deferred tax asset, generated from net operating loss	$14,000	$11,071
Valuation allowance	(14,000)	(11,071)
	$—	$—

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

Federal income tax rate	21.0%
Increase in valuation allowance	(21.0%)
Effective income tax rate	0.0%

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

Basic Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC Topic 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

The Company does not have any potentially dilutive instruments as of February 28, 2022 and February 28, 2021 and, thus, anti-dilution issues are not applicable.

-F7-

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of February 28, 2022 and February 28, 2021. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accrued expenses.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Revenue Recognition

On March 1, 2018, we adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in

Accounting Standards Codification (ASC) Topic 605, Revenue Recognition (Topic 605). Results for reporting periods beginning after March 1, 2018 are presented under Topic 606. The impact of adopting the new revenue standard was not material to our financial statements and there was no adjustment to beginning retained earnings on March 1, 2018. Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

● Identification of the contract, or contracts, with a customer;

● Identification of the performance obligations in the contract;

● Determination of the transaction price;

● Allocation of the transaction price to the performance obligations in the contract; and

● Recognition of revenue when, or as, we satisfy a performance obligation.

The Company recognized no revenue during the years ended February 28, 2022 and February 28, 2021.

Share-Based Compensation

ASC 718, “Compensation – Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

The Company had no stock-based compensation plans at February 28, 2022 and February 28, 2021.

The Company’s stock based compensation was $0 for the years ended February 28, 2022 and February 28, 2021.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Note 3 - Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company demonstrates adverse conditions that raise substantial doubt about the Company's ability to continue as a going concern for one year following the issuance of these financial statements. These adverse conditions are negative financial trends, specifically operating loss, working capital deficiency, and other adverse key financial ratios.

The Company has not established any source of revenue to cover its operating costs. Management plans to fund operating expenses with related party contributions to capital. There is no assurance that management's plan will be successful.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.

Note 4 - Patents and Trademarks

On February 2, 2017, the Company acquired the technical contributions and assignment of all exclusive rights to and for the Self-Muting Audio Connector patent with a USPTO patent from Jeffrey Howard Purchon, an unrelated party, for $5,000. The Company had capitalized costs in purchasing the patent in the amount of $4,840. The company also acquired $160 in inventory pursuant to the purchase of the patent. The inventory is comprised of 8 Self-Muting Audio Connector cables each valued at $20. The inventory came with the purchase of the patent and no additional capital was necessary to acquire this inventory.

The Company began amortizing the patent on date of acquisition using the straight-line method. The legal life and useful life of the patent is 20 years, and the patent was originally recorded with the USPTO January 17, 2006. Accumulated amortization expense through February 29, 2020 was approximately $1,797. As of February 29, 2020, the patent had provided no revenue for the Company and, therefore, management made the decision to post an impairment of patent expense for the remaining balance of the patent asset, $3,043. The recognized value of the patent asset is $0 at February 28, 2022 and February 28, 2021. However, if the Company realizes revenue in the future due to possession of the patent, this valuation will be revisited.

-F8-

Note 5 - Shareholder Equity

Preferred Stock

The authorized preferred stock of the Company consists of 20,000,000 shares with a par value of $0.0001. The Company has issued no preferred shares as of February 28, 2022 or February 28, 2021.

Common Stock

The authorized common stock of the Company consists of 500,000,000 shares with a par value of $0.0001. There were 47,862,000 shares of common stock issued and outstanding as of February 28, 2022 and February 28, 2021.

The Company does not have any potentially dilutive instruments as of February 28, 2022 and, thus, anti-dilution issues are not applicable.

On January 28, 2016 the Company issued 20,000,000 of its $0.0001 par value common stock totaling $2,000 to the former Director and CEO of the Company and issued 20,000,000 of its $0.0001 par value common stock totaling $2,000 to the former Director and CFO of the Company in exchange for developing the Company’s business concept and plan.

On November 28, 2016, our two former majority shareholders, Paul Moody and Jeffrey DeNunzio, each agreed to cancel 11,500,000 shares of restricted common stock respectively and 750,000 shares of freely transferable common stock respectively.

Subsequent to the above cancellation of shares, on November 28, 2016 the Company authorized and conducted a forward stock split. Every one share of common stock held by stockholders was converted into three (3) shares of common stock.

On December 11, 2019, Jeffrey DeNunzio and Paul Moody, who are now formerly the largest controlling shareholders of Sigmata Electronics, Inc., collectively, consummated a sale of 46,500,000 shares of our restricted common stock to Lykato Group, LLC, an accredited investor, for an aggregate purchase price of two hundred and five thousand dollars ($205,000). Subsequent to the execution of the share purchase transaction, Lykato Group, LLC owned, and currently owns, approximately 97.15% interest of the issued and outstanding shares of our common stock. Lykato Group, LLC is now the largest controlling shareholder of Sigmata Electronics, Inc.

Lykato Group, LLC is owned and controlled by its managing member, James Xilas. Mr. DeNunzio and Mr. Moody resigned as officers of the Company and Mr. Xilas was appointed sole officer and director of the Company.

The below table details the shares held by the respective individuals as a result of the above events:

Shareholders	Freely Transferable Shares (Common Stock)	Restricted Shares (Common Stock)	Total Shares (Common Stock)
Lykato Group, LLC	10,500,000	36,000,000	46,500,000

Other Shareholders	1,362,000	0	1,362,000
Total	11,862,000	36,000,000	47,862,000

Pertinent Rights and Privileges

Holders of shares of Common Stock are entitled to one vote for each share held to be used at all stockholders’ meetings and for all purposes including the election of directors. Common Stock does not have cumulative voting rights. Nor does it have preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock.

Holders of shares of Preferred Stock are entitled to voting rights where every one share of Preferred Stock has voting rights equal to one hundred shares of Common Stock.

Note 6- Related-Party Transactions

Loan

During the year ended February 28, 2022, our sole officer and director, James Xilas, paid expenses on behalf of the Company totaling $15,361. These payments are considered as a loan to the company which is non-secured, non- interest-bearing and payable on demand. As of February 28, 2022, the total due to Mr. Xilas from the Company was $20,626. Imputed interest for the year ended February 28, 2022 was $518.

During the year ended February 28, 2021 Mr. Xilas, paid expenses on behalf of the Company totaling $4,390. These payments are considered as a loan to the company which is non-secured, non- interest-bearing and payable on demand. As of February 28, 2021, the total due to Mr. Xilas from the Company was $4,390. Imputed interest for the years ended February 28, 2021 and February 28, 2020 was $131 and $0, respectively.

Equity

During the year ended February 29, 2020, our former CEO paid operating expenses totaling $13,350. These amounts were recorded as additional paid-in capital.

Office Space

The Company’s main office is located at 640 Douglas Avenue, Dunedin, Florida 34698. The Company utilizes the commercial space for free since the building is owned by our director.

Note 7 - Subsequent Events

Subsequent to February 28, 2022, our sole director paid expenses totaling approximately $1,650. These payments are considered loans to the company and were primarily for professional fees.

-F9-

Index to Exhibits

Exhibit No.	Description

1A-2A	Certificate of Incorporation, as filed with the Delaware Secretary of State on January 28, 2016 (1)
1A-2B	By-Laws (1)
EX1SA-6 MAT CTRCT	Patent Assignment (2)
EX1U-6 MAT CTRCT	Purchase Agreement Between Sigmata Electronics, Inc. and Jeffrey H. Purchon (2)

(1) Filed as an exhibit to our Offering Statement (1-A) on August 30, 2016.

(2) Filed as an exhibit to Form 1-U filed on February 8, 2017.

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sigmata Electronics, Inc.

Date:	July 1, 2022	By:	/s/ James Xilas
James Xilas, Chief Executive Officer

Pursuant to the requirements of Regulation A, this Annual Report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Xilas	Chief Executive Officer	July 1, 2022
James Xilas	(Principal Executive Officer)

/s/ James Xilas	Chief Financial Officer and Chief Accounting Officer	July 1, 2022
James Xilas	(Principal Financial Officer and Principal Accounting Officer)